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                                                                    EXHIBIT 23.1

                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]

                       INDEPENDENT ACCOUNTANTS' CONSENT
                       --------------------------------


To the Board of Directors of
GTI Telecom, Inc.:

We consent to the inclusion of our report dated April 4, 1997, except as to note 15 which is as of May 16, 1997, with respect to the balance sheet of GTI Telecom, Inc. as of December 31, 1996, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1996, which report appears in the Form 8-K/A of SmarTalk TeleServices, Inc. dated August 13, 1997.

Our report dated April 4, 1997, contains an explanatory paragraph that states that GTI Telecom, Inc. has suffered recurring losses from operations and has working capital and stockholder's deficits which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG Peat Marwick LLP



Orlando, Florida
August 13, 1997